UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 21, 2009

ENTERPRISE GP HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1100 Louisiana, 10th Floor Houston, Texas 77002 (Address of Principal Executive Offices, including Zip Code)
(713) 381-6500 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on January 16, 2009, Enterprise Products Partners L.P. (“Enterprise”) announced the departure of James H. Lytal, Executive Vice President of Enterprise Products GP, LLC (“EPGP”), effective on January 15, 2009. EPGP is our wholly-owned subsidiary and the general partner of Enterprise.

On January 21, 2009, our affiliate, EPCO, Inc. (“EPCO”), the employer of Mr. Lytal, entered into an Agreement and Release with him (the “Agreement”) setting forth the terms of his departure. Under the Agreement, Mr. Lytal will receive a cash payment of $3.8 million and may be eligible to receive medical insurance coverage for a period of up to 18 months at no cost. Mr. Lytal agreed to forfeit unvested grants or awards of phantom units, restricted units, options, profit interests and any other interests under our long-term incentive plans. Also under the Agreement, Mr. Lytal agreed not to solicit the employment of employees, or business of clients, of EPCO or its affiliates and agreed to keep all trade secrets and proprietary and confidential information related to EPCO or any of its affiliates confidential, unless otherwise required by law. Mr. Lytal may revoke the Agreement until January 28, 2009.

The Agreement is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Agreement and Release dated January 21, 2009 (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Enterprise Products Partners L.P. on January 23, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.

By: EPE Holdings, LLC, its General Partner

Date: January 23, 2009	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of EPE Holdings, LLC